Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES EQUITY IS FULLY DEPLOYED INTO $2.2 BILLION PORTFOLIO OF AGENCY MORTGAGE ASSETS

VERO BEACH, FL - - February 16, 2011 - - ARMOUR Residential REIT, Inc. (NYSE Amex: "ARR" and "ARR.WS") (“ARMOUR” or the “Company”) today announced that proceeds from its recent equity capital raise have been fully deployed into Agency mortgage assets.

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Portfolio and Balance Sheet Highlights

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ARMOUR is 100% invested as of February 16, 2011.

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ARMOUR has an Agency mortgage portfolio valued at $2.2 billion.

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Gross asset duration is currently estimated at 3.35.

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Net balance sheet duration is currently estimated at 1.30.

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Swap positions and Eurodollar futures total $914 million (44% of non-true ARMS).

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ARMOUR currently has 32,254,054 shares outstanding.

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Estimated book value per share as of the close of the most recent equity offering is $6.82.

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Historic book value per share (additional paid-in-capital) is estimated to be $7.12.

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Dividend and Earnings Update

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ARMOUR anticipates filing its Form 10-K with the SEC for the year ending December 31, 2010 prior to March 10, 2011.

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ARMOUR anticipates announcing a monthly dividend rate for Q2 2011 on or prior to April 4, 2011.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage-backed securities, or RMBS, issued or guaranteed by U.S. Government-chartered entities. ARMOUR is externally managed and advised by ARMOUR RESIDENTIAL MANAGEMENT LLC (“ARRM”). ARMOUR Residential REIT, Inc. has elected to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ending December 31, 2009.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website www.armourreit.com or by directing requests to:

ARMOUR Residential REIT, Inc.

3001 Ocean Drive, Suite 201

Vero Beach, Florida 32963

Attention: Investor Relations

Investor Contact:

Jeffrey Zimmer

Co-Chief Executive Officer, President and Co-Vice Chairman

ARMOUR Residential REIT, Inc.

(772) 617-4340